Exhibit 99 - First Commonwealth Financial Corporation News Release dated August 9, 2005

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth	John Dolan, Executive Vice President and
	Financial Corporation	Chief Financial Officer
First Commonwealth Financial Corporation
DATE:	August 9, 2005	(724) 349-7220

FIRST COMMONWEALTH BANK APPOINTS NEW PRESIDENT AND CEO

INDIANA, PA - The Board of Directors of First Commonwealth Bank announced the appointment of Gerard (Jerry) M. Thomchick as President and Chief Executive Officer of First Commonwealth Bank.  First Commonwealth Bank is a wholly-owned subsidiary of First Commonwealth Financial Corporation (NYSE: FCF).

Mr. Thomchick began his career at First Commonwealth in 1985 as the Vice President of Planning.  He has held numerous executive positions throughout the past 20 years with the Corporation, most recently serving as Senior Executive Vice President and Chief Operating Officer of First Commonwealth Financial Corporation, a position which he will continue to hold.  Jerry has been a member of the First Commonwealth Bank Board of Directors since 1994 and has served as the Chairman of the Corporation's Senior Credit Committee since 1989.  Mr. Thomchick is a member of the Financial Services Roundtable, the American Bankers Executive Council, and a member of the Board of Directors of the Federal Home Loan Bank of Pittsburgh.

In announcing Mr. Thomchick's appointment, Mr. E. James Trimarchi, Chairman of the Board, indicated that, "The Board of Directors is excited to have someone of Jerry's caliber to help direct the bank."

Mr. Thomchick holds an MBA in Finance from the Harvard Business School and a B.S. degree in Mathematics from Pennsylvania State University.  Mr. Thomchick has played an active role in his local community, serving in the Rotary Club, VNA Foundation, and Blind Association, as well as coaching Little League baseball, Junior Legion baseball and YMCA softball.

First Commonwealth is a bank holding company with total assets of $6.2 billion.  First Commonwealth operates through its banking subsidiary, First Commonwealth Bank, in 17 counties in western and central Pennsylvania.  Financial services and insurance products are also provided through First Commonwealth Insurance Agency, First Commonwealth Trust Company, and First Commonwealth Financial Advisors, Inc.  First Commonwealth also operates First Commonwealth Systems Corporation, a data processing subsidiary, First Commonwealth Professional Resources, Inc., a support services subsidiary, FraMal Holdings Corporation, an investment services firm, and jointly owns Commonwealth Trust Credit Life Insurance Company, a credit life reinsurance company.

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